NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports First Quarter 2012 Results

DALLAS (May 15, 2012) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2012. TCI announced today that the Company reported a net loss applicable to common shares of $4.5 million or $0.53 per diluted earnings per share, as compared to a net loss applicable to common shares of $12.2 million or $1.50 per diluted earnings per share for the same period ended 2011. Included in the net loss applicable to common shares of $4.5 million is $5.7 million in depreciation and amortization expense for the three months ended March 31, 2012. For the same period ending March 31, 2011, included in the net loss applicable to common shares of $12.2 million is $6.6 million in depreciation and amortization expense and $6.1 million of impairment reserves on real estate assets and notes receivable.

Rental and other property revenues were $28.9 million for the three months ended March 31, 2012. This represents an increase of $2.5 million, as compared to the prior period revenues of $26.4 million. The change, by segment, is an increase in the apartment portfolio of $2.7 million and a decrease in the land portfolio of $0.2 million. Within the apartment portfolio, there was an increase of $2.2 million due to the developed properties in the lease-up phase and an increase of $0.5 million in the same property portfolio. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 94%. Our existing commercial portfolio remained fairly consistent overall in the current period. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Mortgage and loan interest was $16.4 million for the three months ended March 31, 2012. This represents an increase of $4.0 million, as compared to the prior period interest expense of $12.4 million. This change, by segment, is an increase in the apartment portfolio of $4.2 million and an increase in the commercial portfolio of $0.6 million offset by a decrease $0.8 million in the land and other portfolio. Within the apartment portfolio, the same apartment portfolio increased $3.0 million due to prepayment penalties paid for the refinancing of four apartment loans in the current period. The developed properties increased $1.2 million due to properties in the lease-up phase. Once an apartment is completed, the interest expense is no longer capitalized. Within the commercial portfolio, the same properties increased by $0.6 million due to changes in terms on existing mortgages. The decrease in land other portfolio was due to land sales.

Interest income was $3.2 million for the three months ended March 31, 2012. This represents an increase of $2.8 million, as compared to the prior period interest income of $0.4 million. The majority of this increase is due to the accrued interest recognition on the cash flow notes from Unified Housing Foundation, Inc. Prior to January 1, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January I, 2012, due to the consistency of cash received on the surplus cash notes, we recorded interest as earned.

Gain on land sales decreased for the three months ended March 31, 2012 as compared to the prior period. In the current period we sold 431.58 acres of land in four separate transactions for an aggregate sales price of $6.3 million and recorded a gain of $0.4 million. In the prior period, we sold 45.2 acres of land in seven separate transactions for an aggregate sales price of $43.4 million and recorded a gain of $0.8 million.

Included in discontinued operations are a total of two and 16 properties for 2012 and 2011, respectively. Properties sold in 2012 have been reclassified to discontinued operations for current and prior year reporting periods. In 2012, we sold one apartment complex, one apartment complex was held for sale and one commercial property was held for sale. In 2011, we sold I I commercial properties, one apartment complex and 13 acres of land with a storage warehouse. The gain on sale of the properties is also included in discontinued operations for those years.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $167 and $0 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	$28,945	$26,439

Expenses:
Property operating expenses (including $292 and $275 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	14,989	14,770
Depreciation and amortization	5,494	5,302
General and administrative (including $666 and $842 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	2,174	1,997
Provision on impairment of notes receivable and real estate assets	-	5,178
Advisory fee to affiliate	2,303	2,620
Total operating expenses	24,960	29,867
Operating income (loss)	3,985	(3,428)

Other income (expense):
Interest income (including $3,415 and $318 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	3,229	426
Other income (including $1,500 and $0 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	1,602	1,214
Mortgage and loan interest (including $754 and $298 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	(16,429)	(12,392)
Loss on the sale of investments	(102)	-
Earnings from unconsolidated subsidiaries and investees	(73)	(61)
Total other expenses	(11,773)	(10,813)
Loss before gain on land sales, non-controlling interest, and tax	(7,788)	(14,241)
Gain on land sales	423	796
Loss from continuing operations before tax	(7,365)	(13,445)
Income tax benefit	1,133	489
Net loss from continuing operations	(6,232)	(12,956)
Discontinued operations:
Loss from discontinued operations	(351)	(2,280)
Gain on sale of real estate from discontinued operations	3,588	3,677
Income tax expense from discontinued operations	(1,133)	(489)
Net income from discontinued operations	2,104	908
Net loss	(4,128)	(12,048)
Net (income) loss attributable to non-controlling interest	(79)	85
Net loss attributable to Transcontinental Realty Investors, Inc.	(4,207)	(11,963)
Preferred dividend requirement	(277)	(274)
Net loss applicable to common shares	$(4,484)	$(12,237)

Earnings per share - basic
Loss from continuing operations	$(0.78)	$(1.61)
Income from discontinued operations	0.25	0.11
Net loss applicable to common shares	$(0.53)	$(1.50)

Earnings per share - diluted
Loss from continuing operations	$(0.78)	$(1.61)
Income from discontinued operations	0.25	0.11
Net loss applicable to common shares	$(0.53)	$(1.50)

Weighted average common share used in computing earnings per share	8,413,469	8,240,136
Weighted average common share used in computing diluted earnings per share	8,413,469	8,240,136

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(6,311)	$(12,871)
Income from discontinued operations	2,104	908
Net loss	$(4,207)	$(11,963)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,030,501	$1,069,699
Real estate held for sale at cost, net of depreciation $3,168 for 2012 and $1,752 for 2011)	28,663	15,015
Real estate subject to sales contracts at cost, net of depreciation ($7,415 for 2012 and $7,213 for 2011)	48,537	52,555
Less accumulated depreciation	(146,379)	(148,930)
Total real estate	961,322	988,339
Notes and interest receivable
Performing (including $75,672 in 2012 and $78,852 in 2011 from affiliates and related parties)	75,673	79,161
Non-performing (including $3,279 in 2012 and $0 in 2011 from affiliates and related parties)	5,750	2,152
Less allowance for estimated losses (including $2,097 in 2012 and 2011 from affiliates and related parties)	(3,942)	(3,942)
Total notes and interest receivable	77,481	77,371
Cash and cash equivalents	7,822	19,991
Investments in unconsolidated subsidiaries and investees	6,230	6,362
Other assets	62,204	68,261
Total assets	$1,115,059	$1,160,324

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$800,368	$829,617
Notes related to assets held for sale	20,089	13,830
Notes related to subject to sales contracts	34,434	38,376
Stock secured notes payable	2,351	2,482
Affiliate payables	25,915	17,465
Deferred gain (from sales to related parties)	58,637	65,607
Accounts payable and other liabilities (including $1,802 in 2012 and $1,746 in 2011 from affiliates and related parties)	35,317	51,663
	977,111	1,019,040
Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2012 and 2011 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2012 and 2011 respectively.	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 for 2012 and 2011, and outstanding 8,413,469 for 2012 and 2011.	84	84
Treasury stock at cost; 200 shares in 2012 and 2011	(2)	(2)
Paid-in capital	273,609	273,886
Retained earnings	(152,442)	(148,235)
Total Transcontinental Realty Investors, Inc. shareholders' equity	121,250	125,734
Non-controlling interest	16,698	15,550
Total equity	137,948	141,284
Total liabilities and equity	$1,115,059	$1,160,324